Exhibit 10.12

MATERIALS LICENSE AGREEMENT

This Agreement made this 14th day of October, 2021 (“Effective Date”), by and between Northwestern University, an Illinois corporation having a principal office at 633 Clark Street, Evanston, Illinois 60208 (hereinafter, “Northwestern”) and Calidi Biotherapeutics, Inc., a Nevada corporation having a principal office at 11011 N. Torrey Pines Rd., Suite 200, La Jolla, CA 92037 (hereinafter, “Licensee”) (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, Northwestern is the owner of certain materials and has the right to grant licenses hereunder, subject to a royalty-free, nonexclusive license heretofore granted to the United States Government;

WHEREAS, Licensed Materials are based on certain materials, namely CRAd-S-pK7, transferred to Northwestern from University of Alabama at Birmingham (“UAB”);

WHEREAS, Northwestern and Licensee entered into a certain License Agreement dated June 7th, 2021 wherein Licensee licensed data generated from Northwestern’s physician sponsored Phase 1 clinical trial titled “A Phase I Study of Neural Stem Cell Based Virotherapy in Combination with Standard Radiation and Chemotherapy for Malignant Glioma” led by Dr. Maciej Lesniak;

WHEREAS, Licensee desires to license the Licensed Materials for Manufacturing purposes so that Licensee can manufacture Progeny of Licensed Materials for its purposes of developing and commercializing a Product incorporating the Progeny of Licensed Materials;

WHEREAS, Northwestern desires to have the materials utilized to benefit the public and is willing to grant a license hereunder;

WHEREAS, Licensee desires to obtain a license to use the materials upon the terms and conditions hereafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

1.1. “Affiliate” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party. For the purposes of this definition, “control” shall mean any right or collection of rights that together allow direction on any vote with respect to any action by an entity or the direction of management and operations of that entity. Such right or collection of rights includes without limitation (a) the authority to act as sole member or shareholder or partner with a majority interest in an entity; (b) a majority interest in an entity; and (c) the authority to appoint, elect, or approve at least a majority of the governing board of that entity.

1.2. “Commercialization” means the conduct of any and all activities, whether before or after Regulatory Approval has been obtained, directed to the promotion, marketing, commercial sale, distribution, or importation for commercial sale of a pharmaceutical product, including pricing, reimbursement, order processing, invoicing, sales, detailing, scientific and medical affairs, inventory management, handling, delivery, and customer support. “Commercialize” means to engage in Commercialization.

1.3. “Development ” means the conduct of any and all activities directed to non-clinical, pre- clinical, or clinical research and development relating to pharmaceutical products, including drug discovery, identification, research, engineering, characterization, development, modification, optimization, drug metabolism and pharmacokinetics, toxicology, pharmacology, statistical analysis and report writing, formulation development and optimization, quality assurance/quality control, CMC activities, Clinical Trials, and all other activities necessary to seek, obtain, and maintain Regulatory Approval. “Develop” means to engage in Development.

1.4. “Development Data” means all data generated from any Development activities, including pharmacological, biological, chemical, biochemical, and stability data and statistical analysis and reports.

1.5. “Field” shall mean all therapeutic and preventive uses in oncology.

1.6. “Licensed Materials” shall mean oncolytic adenovirus CRAd-S-pk-7.

1.7. “Manufacturing” means the conduct of any and all activities directed to the production and manufacture of an active ingredient or pharmaceutical product or any component thereof, whether for use in non-clinical or clinical studies or for commercial sale, including test method development and stability testing, formulation, process development, validation, scale-up, fill, finish, packaging, labeling, quality assurance and quality control development and testing, release, shipment and warehousing. “Manufacture” means to engage in Manufacturing.

1.8. “Modifications” means substances created by Licensee which contain or incorporate Licensed Materials.

1.9. “Non-Commercial Research” means the use of Licensed Materials solely for academic research and other not-for-profit or scholarly purposes which are undertaken at a non-profit or government institution that does not involve any use in the production or manufacture of products for sale or for the performance of services for a fee in the Field , or the granting of any right or license to the Licensed Materials for use in development or commercialization to any for-profit or commercial third party.

1.10. “Product” means any medical product that contains the Licensed Materials as its component that provides pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or in combination with one or more drugs, medical devices, or biological products in any form or formulation.

1.11. “Progeny” means any descendant from the Licensed Materials such as virus from virus.

1.12. “Regulatory Approval” means all technical, medical, and scientific licenses, registrations, and approvals necessary for the Commercialization of a product in a regulatory jurisdiction.

1.13. “Term” shall mean twelve (12) years from the Effective Date.

1.14. “Territory” shall mean worldwide.

1.15. “Unmodified Derivatives” means substances created by Licensee which constitute an unmodified functional subunit or product expressed by the Licensed Materials.

ARTICLE II – GRANT

2.1 Northwestern hereby grants to Licensee and its Affiliates a non-exclusive, sublicensable license during the Term to use the Licensed Materials for Manufacturing, Development, and Commercialization of Products in the Field in the Territory during the term of this Agreement.

2.2 The grant under Paragraph 2.1 shall be subject to the obligations of Northwestern and of Licensee to the United States Government under any and all applicable laws, regulations, and executive orders including those set forth in 35 U.S.C. §200, et seq.

2.3 Northwestern retains all rights to the Licensed Materials not transferred hereunder, including the right to non-exclusively license the Licensed Materials solely for Non-Commercial Research, and to utilize the Materials for its own Non-Commercial Research purposes. Northwestern agrees not to grant further commercial licenses to the Licensed Materials for twelve (12) years from the Effective Date.

2.4 Licensee is not granted the rights to transmit the Licensed Materials to any third party, except for such third parties that Licensee may engage for Manufacturing purposes, without express written permission from Northwestern, nor to use the Licensed Materials for any purpose outside the contemplation of this Agreement. Notwithstanding the foregoing, Licensee may transfer or sublicense Licensed Materials to collaborators at the City of Hope National Medical Center.

2.5 Licensee may publish and disseminate research results using Licensed Materials provided that the source of such Licensed Materials is appropriately acknowledged in all such research publications.

2.6 Licensee agrees to follow any applicable federal, state, or local laws and regulations in its use of Licensed Materials in Clinical Studies, including completion of any Institutional Review Board or ethics review or approval that may be required.

2.7 Licensee shall retain ownership of all Development Data produced and generated from its use of the Licensed Materials, including the right, title, interest, and ownership to Modifications, Progeny and Unmodified Derivatives of Licensed Materials.

ARTICLE III - CONFIDENTIAL INFORMATION

3.1 Northwestern and Licensee each agree that all information contained in documents marked “Confidential” which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient (except as required by law or regulation or by court or administrative agency order), its agents or employees to any third party without the prior written consent of an authorized officer of the disclosing Party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient by a third party having the right to disclose it, (d) was already known by the recipient at the time of disclosure, (e) was independently developed, or (f) is required to be submitted to a government agency to obtain and maintain the approvals and clearances of Licensed Products. Disclosure may also be made to Affiliates, distributors, customers, and agents, to nonclinical and clinical investigators, and to consultants (collectively “Representatives”), where necessary or desirable with appropriate safeguards to protect the confidential underlying disclosure and so long as such Representatives are legally bound by confidentiality obligations substantially similar to those found herein. Northwestern and Licensee also agree that confidential information may be orally disclosed by one Party to the other Party. Such information shall be confirmed in writing and designated “Confidential” within thirty days of disclosure for the provisions of this Article III to apply. Notwithstanding the foregoing, information that a person in the industry would reasonably deem to be confidential, shall be treated as confidential information regardless of whether it was marked or designated as “Confidential”.

3.2 Each Party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of two years thereafter except in the event of termination by Northwestern for breach on the part of Licensee, in which event Licensee’s obligation to maintain the information confidential will exist for a period of ten years after the termination for breach.

3.3 This Agreement may be distributed solely (a) to those employees, agents, potential or actual investors and independent contractors of Northwestern and Licensee who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the Parties under this Agreement, (c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Northwestern to maintain or secure the benefits under policies of insurance, or (d) as may be required by law or regulation or by court or administrative agency order.

ARTICLE IV – PAYMENT AND DELIVERY OF MATERIALS

4.1 In consideration of the license granted by Northwestern to Licensee under this Agreement, Licensee shall pay to Northwestern a non-creditable, non-refundable license fee of one hundred thousand dollars ($100,000.00) for a license term of twelve (12) years from the Effective Date (“License Fee”). The License Fee shall be payable in the following manner: a) twenty five thousand dollars ($25,000) due within ten (10) days of the execution of this Agreement; and (b) twenty five thousand dollars ($25,000) due every thirty (30) days after the execution of this Agreement until the entire License Fee is paid. Northwestern shall send Licensee an applicable invoice for each payment, concurrent with or prior to each payment hereunder, to accounting@calidibio.com. For the avoidance of doubt, the License Fee will be due despite inadvertent delay of receiving a timely invoice.

4.2 Upon execution of this Agreement, Northwestern shall, at Licensee’s expense, deliver eighty (80) vials of the Licensed Materials to Licensee or Licensee’s designated facility.

4.3 All dollar sums referred to in this Agreement are expressed in U.S. Dollars.

4.4 The fees payable to Northwestern are on a “net of tax” basis. It is intended that any applicable taxes in any country (either by way of withholding taxes or by way of any indirect taxes, by whatever name called) will be to the account of and will be borne fully by Licensee and will not be withheld from the fees payable to Northwestern. In the event any taxes described in this paragraph are paid to tax authorities with respect to payments to Northwestern, Licensee will provide a withholding tax certificate, receipt, or other documentation to Northwestern confirming such taxes were paid to the applicable tax authorities.

4.5 All fees associated with wire transfers shall be borne by Licensee.

ARTICLE V – PUBLICATION

Northwestern will be free to publish the results of any research conducted at Northwestern or in collaboration with Northwestern scientists related to Licensed Materials and to use any information from such research for purposes of additional research, teaching, Non-Commercial Research and other educationally-related matters.

ARTICLE VI – LIABILITY

6.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Northwestern, its trustees, directors, officers, employees and Affiliates, as well as UAB and its Affiliates, trustees, directors, officers, and employees (“UAB Indemnities”) harmless against all claims, proceedings, demands and liabilities except where it is due to negligence on behalf of Northwestern, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Material(s) or arising from any obligation of Licensee hereunder except for such claims, proceedings, demands and liabilities arising from Northwestern’s or UAB’s breach under this agreement, violation of any applicable law, gross negligence or willful misconduct, all of which as proven by a court of competent jurisdiction.

6.2 Licensee shall obtain and carry in full and effect commercial, general liability insurance which shall protect Licensee, UAB and Northwestern with respect to events covered by paragraph 6.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Illinois, shall list Northwestern and UAB as an additional named insured thereunder, shall be endorsed to include product liability coverage, if and when applicable in the case that a commercial Product incorporating Licensed Materials obtains Regulatory Approval, and shall require thirty days written notice to be given to Northwestern or UAB, as applicable, prior to any cancellation or material change thereof. Upon dosing of the first patient in a clinical trial sponsored by Licensee incorporating Licensed Materials, the policy shall be in place and the limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Two Million Dollars ($2,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Two Million Dollars (2,000,000) for property damage. Upon request, Licensee shall provide Northwestern or UAB with Certificates of Insurance evidencing the same.

6.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES AND UAB, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT

DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NORTHWESTERN OR UAB THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES OR UAB, INCLUDING ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NORTHWESTERN SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY. LICENSEE ACKNOWLEDGES THAT THE VIABILITY OF LICENSED MATERIALS MAY NOT LAST FOR THE ENTIRE DURATION OF THE TERM SO LONG AS LICENSEE IS ABLE TO USE FOR MANUFACTURING PURPOSES.

6.4 Notwithstanding the foregoing, Northwestern represents: (1) Northwestern has the lawful right to the Licensed Materials, the right to license the Licensed Materials to Licensee, and has obtained any necessary approvals from UAB, for such license; and (2) that the Licensed Materials were stored and used by personnel who have not been debarred under Section 306(a) and (b) of the Federal Food, Drug and Cosmetic Act.

ARTICLE VII - TERM AND TERMINATION

7.1 This Agreement shall become effective on the Effective Date. Unless sooner terminated or expired as provided for below, this Agreement shall continue in effect for twelve (12) years. Upon expiration or termination of this Agreement, Licensee shall destroy any remaining Licensed Materials, if any, and provide Northwestern with written confirmation of their destruction.

7.2 Licensee shall have the right to terminate this Agreement in whole or in part by giving Northwestern ninety (90) days written notice.

7.3 The provisions of Article III (Confidentiality), Article VI (Liability), and Article IX (Dispute Resolution) shall survive termination or expiration of this Agreement in accordance with their terms.

7.4 If (a) Licensee makes any general assignment for the benefit of its creditors; (b) a petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (c) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property, then Northwestern may immediately terminate this Agreement and the license granted herein upon written notice to Licensee of such termination.

7.5 If either Party breaches any material obligation imposed by this Agreement, then the other Party may, at its option, send a written notice to the Party in breach specifying the nature of the breach and stating that it intends to terminate the license granted by this Agreement. If the Party in breach does not cure the specified breach, within ninety (90) days from the notice date, then the other Party shall have the right to terminate this Agreement and the license granted herein immediately upon the date of mailing of a written notice of termination to the Party in breach.

7.6 Upon expiration or termination of this Agreement for any cause, nothing herein shall be construed to release either Party from any obligation that has matured prior to the effective date of such termination.

7.7 In the event of expiration or termination, Licensee agrees to no longer use any of the Licensed Materials under which it has been granted a license and will destroy any remaining Licensed Materials and confirm such destruction in writing upon the written request of Northwestern.

ARTICLE VIII – ASSIGNMENT

This Agreement shall not be assignable by either Party without the prior written consent of the other.

ARTICLE IX – DISPUTE RESOLUTION

The Parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner. The Parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties shall be resolved by binding Alternative Dispute Resolution (ADR).

ARTICLE X - NOTICES AND PAYMENTS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date sent if by electronic mail (Email) or on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed at its address below.

In the case of Northwestern:	Executive Director
Innovation and New Ventures Office
Northwestern University
1800 Sherman Avenue, Suite 504
Evanston, Illinois 60201
Email:

In the case of Licensee:	Name: Allan Camaisa
Title: Chairman and CEO
Company: Calidi Biotherapeutics, Inc.
Address: 11011 N. Torrey Pines Rd.,
Suite 200, La Jolla, CA 92037

In the case of UAB:	University of Alabama at Birmingham
701 20th St. South, AB 770
Birmingham, AL 35294
Attn: MTO Assoc. Director
Email:

ARTICLE XI – GENERAL

11.1 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

11.2 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

11.3 Applicable Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of Illinois, excluding its choice of law rules.

11.4 Entire Agreement. This Agreement constitutes the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

11.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.6 Independent Contractors. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

11.7 Advertising. Neither Party shall name the other Party in any advertising, promotional or sales literature, without prior written consent, not unreasonably withheld.

11.8 Press Release. Any Party proposing a press release related to the terms of this Agreement must give the other Party fifteen (15) days to review and comment, of which the proposing Party must take into good faith consideration.

11.9 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

11.10 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

11.11 Luciferase Limited Use Label License. In the event the Licensed Materials incorporate material covered by the attached Luciferase Limited Use Label License in Exhibit A, Licensee is solely responsible for its own compliance with the License, if applicable, and for clarity shall indemnify all UAB Indemnities for any breach thereof pursuant to Section 6.1.

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In Witness Whereof, the Parties have executed this Agreement effective on the date first set forth above.

	LICENSEE		NORTHWESTERN

Signature:	/s/ Allan J. Camaisa	Signature:	/s/ Alicia Loffler
Date:	10/14/21	Date:	10-14-21
Name:	Allan J. Camaisa	Name:	Alicia Loffler
Title:	CEO	Title:	Associate Vice President &
Executive Director
Company:	Calidi Biotherapeutics, Inc.		Innovation & New Ventures Office
Location:	San Diego		Evanston, Illinois